Exhibit 10.11

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

Distribution Agreement

This DISTRIBUTION AGREEMENT (this “Agreement”) is made as of September 22nd, 2020 (the “Effective Date”), by and between Save Foods Ltd., a company incorporated in the State of Israel, with registered offices at 20 Raoul Wallenberg, Tel Aviv, Israel (the “Company”) and Safe-Pack Products Ltd., a company incorporated in the State of Israel, with registered offices at 7 Astoria St. Hadera, Israel and its Affiliates (the “Distributor”) (each of Company and Distributor may also be referred to as a “Party” and together, the “Parties”).

WHEREAS, the Company develops and markets the products listed in the products list attached hereto as Exhibit A (the “Product List”) as may be updated by the Parties in writing from time to time (the “Products”); and

WHEREAS, the Distributor has represented that it has the necessary expertise and marketing organization to promote, sell, and market and support the Products; and

WHEREAS, the Company wishes to appoint the Distributor as a sole distributor of the Products in the Territory (as defined below), and the Distributor wishes to accept such appointment, all subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Parties agree as follows:

1.	Interpretation; Definitions

1.1.	The preamble of this Agreement constitutes an integral part hereof. The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

1.2.	In this Agreement, unless the context otherwise requires:

1.2.1.	“Affiliate” means any entity which Controls, is Controlled by, or is under common Control with relevant Party.

1.2.2.	“Control” means having the direct or indirect ownership of more than fifty (50) percent of the shares or interests entitled to vote for the directors thereof or the equivalent, or the equivalent power over management thereof.

1.2.3.	“End Users” means any person or entity, which will purchase the Products from the Distributor as an end user.

1.2.4.	“Intellectual Property Rights” means good will, patent rights, copyrights, trademarks, trade names, service marks, brand names and any and all other intellectual property rights in inventions, improvements, designs, ideas, concepts, innovations, designs, original works of authorship, formulas, concepts, techniques, know how, methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets; each of the above whether patentable, copyrightable or protectable as trade secrets, irrespective of whether it has been registered in a patent, copyright, trademark or other form, and irrespective of whether it constitutes a commercial or professional secret.

1.2.5.	“Person” means an individual, corporation, partnership, joint venture, trust or unincorporated organization.

1.2.6.	“Quota” means Products reflecting an aggregate minimum quantity, which the Distributor shall be expected to purchase from the Company in accordance with the terms and conditions of Section 8.6 hereof and detailed in Exhibit A attached hereto.

1.2.7.	“Territory” means the territory defined in Exhibit B as may be updated by the Parties in writing from time to time.

2.	Grant of Distribution Rights

2.1.	Subject to the terms and conditions of this Agreement, the Company grants to the Distributor, and the Distributor hereby accepts from the Company, an exclusive right to resell, distribute, advertise, and market the Products, and to use the Company’s trademark within the Territory (the “Services”), directly or through its sales agents. For the avoidance of doubt, the Product List may be updated by the Parties in writing from time to time to include future products to be developed by the Company, and the Company will sell such Products in the Territory only through the Distributor. The Product List shall include the Products, each Product’s price, Quota and specific crops.

2.2.	Distributor shall be entitled to appoint sub-distributors or agents for the sale of the Products in the Territory, provided that such sub-distributors or agents shall be bound by the provisions of this Agreement, and that the Distributor shall be responsible and liable for any breach of this Agreement by such sub-distributors or agents.

2.3.	For the avoidance of doubt, Company reserves the right to sell, license or appoint other distributors outside the Territory to distribute any products, including the Products listed in the Product List, all as determined by the Company in its sole discretion. The Distributor shall not deal with the Products in any territory other than the Territory without Company’s prior written consent. The Distributor shall not sell or deal with End Users which, to the Distributor’s reasonable knowledge, intend to use and/or re-sell the Products outside the Territory. Without derogating from the forgoing, the Distributor shall not solicit End Users outside the Territory.

2.4.	The Distributor shall determine the prices and/or any other terms and conditions of Products’ sales to its End Users, by its sole discretion.

2.5.	Future Products. Right of First Refusal. Company shall offer to Distributor the right to be the exclusive distributor in the Territory of any and all future line extensions and products in the field of post-harvest (“Future Products”). At such time when Company wishes to distribute any Future Products in the Territory, it will offer the opportunity to Distributor and the Parties shall engage in good faith negotiations regarding the terms and conditions, including but not limited to pricing and minimum quantities of Future Products to be purchased by the Distributor, pursuant to which the Distributor will have the right to distribute Future Products in the Territory. If after thirty (30) days the Parties have been unable to reach an agreement and have acted in good faith, Company may enter into negotiations with third parties and/or to distribute and market the Future Products by itself in the Territory. If Company intends to enter into an agreement with a third party with respect to distribution of the Future Products in the Territory, it shall first offer to Distributor a right of first refusal with respect to such agreement. Distributor must exercise such right of first refusal within ten (10) business days after Company conveys the terms and conditions of such agreement.

3.	Representations and Warranties of Parties

3.1.	Parties hereby represent and warrant to each other and acknowledge that each Party is entering into this Agreement in reliance upon the correctness and completeness of such representations and warranties that the following are true and correct as of the date hereof.

3.2.	Each Party is duly incorporated or organized, and validly existing in the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to enter into and perform this Agreement and any related agreements, in accordance with the terms hereof and thereof.

3.3.	The execution and delivery of this Agreement and any related agreements by each Party, the performance by each Party of its obligations hereunder and the consummation by each Party of the transactions contemplated hereby and thereby have been duly authorized and requires no other proceedings on the part of each Party except as required by law. Each Party has the right, power and authority to execute and deliver this Agreement and all other instruments, on behalf of itself, and to perform all of its obligations hereunder and thereunder.

3.4.	This Agreement and any related agreements have been duly executed and delivered by each Party and constitute the legal, valid and binding obligations of each Party, enforceable against each Party in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, composition, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights generally, and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing, minority oppression and reasonableness), whether such principles are considered in a proceeding at law or in equity or any limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any documents referred to herein.

3.5.	The execution, delivery and performance of this Agreement by each Party and the consummation by the Parties of the transactions contemplated hereby will not: (i) result in a violation of its incorporation documents or (ii) conflict with or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which each Party is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Parties.

3.6.	Except as specifically contemplated by this Agreement, Parties are not required to obtain any consent, authorization or order of, any court or governmental authority in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement. Except as specifically contemplated by this Agreement, all consents, authorizations, orders, filings and registrations which each Party is required to obtain pursuant to the preceding sentence have or will be obtained or effected on or prior to the date of delivery of the Products to the Distributor.

3.7.	The Distributor represents and warrants that it has the necessary funds, expertise, personnel and marketing organization to promote, sell, market and support the Products.

3.8.	Each Party assumes full responsibility for all costs and expenses which it incurs in carrying out its obligations under this Agreement, including but not limited to all rentals, salaries, commissions, advertising, demonstration, travel and accommodation expenses without the right to reimbursement for any portion thereof from the other Party.

3.9.	Without derogating from any of the forgoing, at all times (including after termination of this Agreement) each Party shall conduct its business in a manner that reflects favorably upon the Products, and the other Party’s name, reputation and goodwill, shall refrain from engaging in any deceptive, misleading or unethical practices, shall make no disparaging statements about the other Party or any Products, and shall refrain from publishing or using or permitting the publication of use by a third party or any misleading or deceptive advertising.

4.	Distributor’s Obligations

4.1.	The Distributor shall use its best efforts to promote and market the Products in the Territory.

4.2.	The Distributor shall provide the End Users with maintenance, technical support and all service coverage required under all warranties with such standards, procedures, guidelines and instructions agreed by the Parties from time to time. The Distributor shall be responsible for guidance of End Users with respect to use of the Products in accordance with the Product Protocol (as defined herein).

4.3.	The Distributor shall refrain from making any representations, warranties, or guarantees to the End Users or to any other third parties with respect to the specifications, features or capabilities of the Products that are inconsistent with the literature, protocols, trainings, explanations and covenants provided by the Company.

4.4.	The Distributor shall comply with all laws, regulations, orders, decrees, rulings and judgments, practices and procedures applicable in the Territory, while performing its obligations hereunder.

4.5.	The Company shall cooperate fully with the Distributor in resolving any and all matters and/or disputes with End Users arising against the Company in accordance with the Company’s instructions.

4.6.	The Distributor will use its own label for the Products, but will attach the Company’s trademark, which identifies the Company as the developer and Sasa-Tech as the manufacturer of the Products, in a manner approved in writing by the Company prior to the distribution of the Products. The Products will include technical and regulatory information provided by the Company.

5.	Company’s Obligations

5.1.	The Company shall provide the Distributor with warranty for the Products as described in Section 12 herein below.

5.2.	The Company shall furnish the Distributor with technical information, including any required literature concerning the Products, their use and applications in Hebrew and if other territories are added to the Territory, in English (“Product Protocol”), essentially in the form attached hereto as Exhibit C.

5.3.	The Company shall be available to provide the Distributer and/or the End User with technical support during the customary working hours and days of every week.

5.4.	The Company shall apply for and obtain any and all licenses, permits and other authorizations needed to fulfill its obligations under this Agreement.

5.5.	Without derogating from the generality of the above, each Party will immediately notify the other Party in writing of any complaint drawn to its attention (or to the attention of its employees or agents) by any End User regarding any of the Products.

5.6.	Company shall maintain throughout the Term, all regulatory approvals required for distribution of Products in the Territory.

6.	Independent Contractors

6.1.	The relationship between the Parties under this Agreement is that of independent contractors and nothing contained herein shall constitute each Party or any of Parties’ employees or representatives, the agent or employee or representative of the other Party for any purpose whatsoever.

6.2.	Accordingly, each Party will have no power to act for or to bind the other Party in any dealing with third parties, unless specifically authorized in advance and in writing by the other Party.

6.3.	Parties shall indemnify each other against any expenses, losses or damages, including legal expenses, caused to other Party as a result of or in connection with any claim or demand which contradicts the Parties’ obligations in Section 6.1.

7.	Force Majeure

Neither Party shall in any event be held liable with respect to the other Party or to others for losses or damages caused by non-performance, or a delay in the performance, of their obligations under this Agreement (except that of payment) to the extent that the same resulted from circumstances amounting to force majeure, including, inter alia, strikes, embargoes, riots, fires, floods, war, terror attacks, hurricanes, windstorms, acts or defaults of common carriers, shortage of materials, acts of God and acts of the state or of public authorities, or other causes beyond the reasonable control of the party affected thereby.

8.	Purchase Procedure

8.1.	From time to time, Distributor will submit to the Company purchase orders for Products via e-mail (the “Purchase Orders”). Each Purchase Order will specify the quantity and description of the Products as well as any other relevant information.

8.2.	All Purchase Orders from the Distributor are subject to acceptance in writing by the Company, at its discretion, which acceptance may address any item of a Purchase Order. The Company’s acceptance will be subject to the availability of supplies and shipment facilities as well as the nature of the Product ordered (depending upon, for example, whether Products ordered are readily available or require customization), and the Company shall have no liability to the Distributor with respect to any Purchase Order which is not accepted by the Company. Each Purchase Order shall be deemed to be an offer by the Distributor to purchase the Products pursuant to the terms hereof and, when accepted by the Company as hereinabove provided, shall give rise to a contract under the terms set forth herein to the exclusion of any additional or contrary terms set forth in such Purchase Order. Notwithstanding the above mentioned in this Section 8.2, it is hereby agreed that the Company shall be obligated to accept, and if ordered by Distributer, to supply any and all Purchase Orders until the quantities of the Product ordered meets the Quota set for the relevant calendar year.

8.3.	The Company shall deliver the Products CIF (Incoterms 2010) to Distributer’s address, using the Company’s standard methods for packaging and shipping the Products not later than 15 days of the submission of the relevant Purchase Order.

8.4.	Risk of loss or damage to the Products shall pass to the Distributor upon delivery, in accordance with the provisions of the agreed Incoterms.

8.5.	The Company retains title in and to the Products and reserves all rights with respect to delivered Products permitted by law including, without limitation, the right of recission, repossession, resale, and stoppage in transit until the full amount due from the Distributor including any charges, in respect of all delivered Products has been paid. Notwithstanding the above mentioned, if a Product’s End-User has paid the full price of such Product to the Distributor, the Distributor shall then be entitled to transfer the title in such Product to such end-user, without derogating from any of Company’s rights hereunder with respect to the consideration hereunder due to it from the Distributor in connection with such Product.

8.6.	Minimum Purchase Requirement.

8.6.1.	General Requirement. Starting on the second calendar year of distribution of the Products in each Territory, the Distributor agrees to purchase and take delivery, during each calendar year (or part thereof) during the term of this Agreement, of Products reflecting at least the Quota established for such period in accordance to Section 8.6.2 below. Failure by Distributor to satisfy its obligation under this Section 8.6 shall not constitute a breach by the Distributor of his obligations under this Agreement, but the Company shall under such circumstances be entitled to terminate Distributor’s exclusivity in the Territory in which the Quota has not been met.

8.6.2.	Determination of Quota. As specified in Section 8.6.1 above, the Parties agree that the first calendar year shall be regarded as a “market penetration” year and therefore no Quota shall be set. At least 45 days prior to the end of each calendar year, the Parties shall negotiate in good faith the Quota for the following calendar year in each Territory. In the event that the Parties fails to agree on a Quota in a certain Territory, the Quota shall be equal to last year Quota in such Territory, plus 3%. In the event that the Parties fails to agree on a Quota in a certain Territory for the second calendar year, the Quota shall be equal to last year actual sales in such Territory, plus 3%.

9.	Terms of Payment

9.1.	Distributer shall pay the Company for the Products included in the Purchase Orders approved by the Company and supplied to the Distributor net +60 days from invoice.

9.2.	The Products are sold by the Company to the Distributor at prices set out in the price list as attached in Exhibit A (the “Prices”).

9.3.	The Company shall have the right to change the Prices upon sixty (60) days prior written notice, but in any case, will do its best to avoid price changes during season time in the Territory (September -May).

9.4.	If and for so long as any payment from Distributor to the Company under this Agreement shall be overdue:

9.4.1.	Interest at the rate of one percent (1%) per month shall automatically become due on the overdue payment.

9.4.2.	Company shall have the right, in its sole discretion, to require payment for additional shipments of Products either by cash in advance or by a bank guarantee or letter of credit, for a sum of not less than the Price of the additional shipment.

9.5.	In the event the Company shall enter into additional distribution agreements with Affiliates of Decco Worldwide Post-Harvest Holdings BV, the terms of payment set forth in this Section 9 may change with respect to such Affiliates.

10.	Warranty and Limitations of Liability

10.1.	The Company warrants that, on the date of the delivery by the Company, the Products shall: (i) meet Company’s standard specifications for the Products in effect at the date of delivery which are provided to the Distributor with each delivery of the Products; and, (ii) shall comply with the Law in the country of manufacture as well as in the Territory. In the event that a change in regulations in the Territory results in a change of price of a Product in such country, the Parties shall mutually agree upon the new price of the relevant Product in such country.

10.2.	The Company shall supply warranty for the Products to the Distributor in accordance with the Company’s policies as may be applicable from time to time (the “Warranty”).

10.3.	Excluded Claims. Company shall have no obligation under the Warranty in the event that:

10.3.1.	Repair or replacement of Products or parts shall have been required through abnormal wear and tear or necessitated in whole or in part by the fault or gross negligence of Distributor or its customers and/or End-Users; or

10.3.2.	The Products or parts have not been properly stored, used, mounted, maintained, or repaired in accordance with Company’s then applicable operating and/or maintenance manuals, whether by Distributor or its and/or End-Users, or shall have been modified or altered in any manner without prior written consent of the Company; or

10.3.3.	Fitting and/or mounting of the Products was performed with equipment and/or accessories other than those recommended by the Company, if recommended.

10.4.	Limited Warranty. Subject to applicable law, the warranties set forth in this Section are intended solely for the benefit of the Distributor. The warranties set forth above are in lieu of all other warranties, express or implied, which are hereby disclaimed and excluded by the Company.

10.5.	Limited Liability. Distributor understands and agrees as follows:

10.5.1.	Delay. The Company shall not be liable for any loss or damage caused by delay in furnishing Products and services or any other performance under or pursuant to this Agreement during a period of up to 30 days.

10.5.2.	Sole Remedies: The sole and exclusive remedies for breach of any and all warranties and the sole remedies for Company’s liability of any kind (including liability for negligence) with respect to the Products and services covered by this Agreement and all other performance by Company under or pursuant to this Agreement shall be limited to the remedies provided in this Section 10.

10.5.3.	Consequential Damages: In no event other than to the extent provided under any applicable law shall Company’s and/or Distributor’s liability of any kind include any loss of use, sales or profits or any special, indirect, incidental or consequential losses or damages, even if Company and/or Distributor shall have been advised of the possibility of such potential loss or damage. This Section shall not apply in the event of Company’s breach of its obligation under this Agreement.

11.	Indemnification

11.1.	The Distributor and its representatives and Affiliates shall not be liable to the Company for, and the Company assumes all liability for, and agrees to defend, indemnify and hold the Distributor, its Affiliates, and representatives, harmless against all losses, claims, suits, damages, liabilities, costs, and expenses (including reasonable attorney and professional fees and costs, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers) resulting from or arising out of (i) the Company’s breach of this Agreement, (ii) defects in the Products (iii) willful misconduct of the Company or its representatives, (iv) any act (or failure to act) by the Company or its representatives, in contravention of any applicable Law, or (v) use of the Products in accordance with the Product Protocol and/or other recommendations on how to use the Products received by the Company or its representatives.

11.2.	The Company and its representatives and Affiliates shall not be liable to the Distributor for, and the Distributor assumes all liability for, and agrees to defend, indemnify and hold the Company, its Affiliates, and representatives, harmless against all losses, claims, suits, damages, liabilities, costs, and expenses (including reasonable attorney and professional fees and costs, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers) resulting from or arising out of (i) willful misconduct of the Distributor or its representatives, (ii) any act (or failure to act) by the Distributor or its representatives, in contravention of any applicable Law, or (iii) use of the Products not in accordance with the Product Protocol and/or other recommendations on how to use the Products received by the Company or its representatives.

11.3.	The Party seeking defense and/or indemnification shall provide the other Party prompt written notice of any third party claims, suits or damages and the right to reasonably manage and control the defense of any such claims, and shall reasonably cooperate in connection with such defense and will not unreasonably withhold its consent to any settlement includes no admission of liability by the indemnified Party. Without derogating the foregoing, for the purpose of settlement, including, without derogating from the generality of the aforesaid, the referral of such claims for mediation before a mediator, or for resolution by arbitration, the prior written consent of the other Party shall be required, regardless of whether the such Party has elected to exercise his right to manage such claims as set forth above, or not.

12.	Insurance

Without in any way limiting either Party’s liability or responsibility under this Agreement, at all times during the Term, and for a period of seven (7) year following the date of expiration or termination of this Agreement or for as long as the Distributor has Products in stock for sale after the date of expiration or termination of this Agreement, whichever is longest, both Parties shall maintain sufficient, adequate and all relevant insurances to cover any liabilities it has or may incur under this Agreement.

13.	Intellectual Property Rights

13.1.	Subject to the provisions of this Agreement, the Distributor hereby acknowledges, confirms and agrees that any and all title, interest and right, of any type or nature whatsoever, in any of the Intellectual Property Rights which is disclosed, communicated or delivered to the Distributor by the Company or any of its directors, officers or agents is and shall be the sole and exclusive property of the Company for all intents and purposes. This Agreement shall not be construed to constitute a grant to the Distributor of any Intellectual Property Rights, except for the sole and limited purpose of fulfilling its obligations under this Agreement.

13.2.	Notwithstanding anything else to the contrary herein, the obligations under this Section shall survive the termination of this Agreement.

13.3.	Without derogating from the above, in cases of mutual development of new products and/or applications, the parties will discuss in good faith regarding the ownership structure of the new IP.

14.	CONFIDENTIAL INFORMATION

14.1.	The Parties covenant and undertake that, during the Term and thereafter, either Party (the “Disclosing Party”) may disclose to the other Party (the “Receiving Party”) certain Confidential Information, as defined below. Absent the Disclosing Party prior written consent, the Receiving Party shall maintain the Confidential Information in full absolute confidence and it shall not use such Confidential Information, directly or indirectly, in whole or in part, for its own benefit or for any purpose whatsoever except as specifically and explicitly provided herein. The Receiving Party will be responsible for ensuring that the obligations of confidentiality and non-use contained herein are observed by its consultants, employees, subcontractors and affiliates. The Receiving Party undertakes not to transmit or transfer the Confidential Information to any third party, without the Disclosing Party’s prior written consent.

“Confidential Information” shall mean all information, written or oral, relating directly or indirectly to this Agreement, the Services, the Parties or its business (actual or planned), disclosed to it by the other Party, developed by it or which otherwise became known to it in connection with the performance of this Agreement, including, without limitation, any and all patent applications, drawings, specifications, test results, techniques, diagrams, charts, plans, statements, assessments, analyses, estimates, views and opinions, know-how, processes, machines, practices, inventions, improvements and records.

14.2.	Upon the termination of this Agreement, for any reason whatsoever, the Receiving Party shall return to the Disclosing Party any and all Confidential Information, including all records received, and any copies thereof, as well as any notes, memoranda or other writings or documentation which contain or pertain to the Confidential Information or any portion thereof.

14.3.	Notwithstanding anything else to the contrary herein, the obligations under this Section shall survive the termination of this Agreement.

15.	Non-Competition and Non-Solicitation

15.1.	The Company agrees and undertakes that, during the Term of this Agreement, it will not, directly or indirectly, engage in any business activity, or hold an interest in any business that is engaged in distribution of the Products within the Territory, provided that the Company has not terminated Distributor’s exclusivity in accordance with Section 8.6.1 herein.

15.2.	The Company, its shareholders, directors and officers agree and undertake that during the Term of this Agreement and for a period of twenty four (24) months following termination of this Agreement for whatever reason, the Company, its shareholders, directors and officers will not, directly or indirectly, including personally or using a different legal entity, solicit for employment or any other kind of business relationship any person who is an employee, consultant, advisor, agent, customer or service provider of the Distributer (“Non-solicitation Provision”). Notwithstanding the above, it is hereby agreed that the abovementioned Non-solicitation Provision shall not apply with respect only to customers of Distributer, in case of termination of this Agreement by Company due to (i) Distributer’s material breach of this agreement which is not cured within 30 days of written notice; or (ii) with immediate effect, in the event Distributer ceases to do business, or otherwise terminates its business operations, files a petition of any type as to its bankruptcy, be declared bankrupt, becomes insolvent, makes an assignment or other arrangement for the benefit of creditors, goes into liquidation or receivership, or otherwise loses legal control of its business.

16.	For the avoidance of any doubt, the business of the Distributer is postharvest treatments.

17.	Term and Termination

17.1.	Term. The term of this Agreement shall commence as of the Effective Date for a period of five (5) years, and shall be renewed automatically for an additional period(s) of three (3) years each, unless either party notifies the other party, in a prior written notice served at least sixty (60) days before the end of relevant period, of its election to terminate this Agreement (the “Term”). In the forgoing period, the Distributor’s exclusive rights shall continue provided that the Distributor meets the new Quota set forth in Section 8.6 for each year (and, in the event the Distributor failed to meet the Quota for any particular calendar year, it shall thereafter remain a non-exclusive distributor of the Products unless and until the Company terminates this Agreement in accordance herewith).

17.2.	Termination. Notwithstanding the foregoing, this Agreement may be terminated as follows:

17.2.1.	Either party may terminate this Agreement, at any time; with or without any reason whatsoever, upon ninety (90) days advance written notice;

17.2.2.	Either Party may terminate this Agreement at any time upon thirty (30) days prior written notice, in the event the other Party is in material breach of this Agreement and shall have failed to cure such breach within such notice period;

17.2.3.	Either Party may terminate this Agreement, with immediate effect, in the event the other Party ceases to do business, or otherwise terminates its business operations, files a petition of any type as to its bankruptcy, be declared bankrupt, becomes insolvent, makes an assignment or other arrangement for the benefit of creditors, goes into liquidation or receivership, or otherwise loses legal control of its business;

17.2.4.	The Company may terminate Distributor’s exclusive rights hereunder in the relevant Territory in the event the Distributor fails to meet the Quota for the elapsed calendar year in such Territory, by providing 90 (ninety) days prior written notice and if Distributer fails to cure such a breach within that timeframe.

18.	Miscellaneous

18.1.	Non-Assignment. Except to Affiliates, neither Party shall have the right to assign any of its obligations and rights under and according to this Agreement to any other Person or entity without the other Party’s prior written consent and any such assignment shall be null and void.

18.2.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter, and supersedes and cancels all prior agreements to the subject hereof, if any, between the Parties. No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party.

18.3.	Severability. In the event any paragraph or provision of this Agreement is held illegal, void or unenforceable, to any extent, in whole or in part, as to any situation or Person, the balance shall remain in effect and the provision in question shall remain in effect as to all other Persons or situations, as the case may be, and the parties shall draw up an arrangement in accordance with the meaning and the object of such paragraph or provision.

18.4.	Consent to Breach Not Waiver. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute consent to, waiver of, or excuse for any other different or subsequent breach.

18.5.	Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict of laws. The competent courts in Tel Aviv-Jaffa shall have sole and exclusive jurisdiction over any dispute between the parties hereto.

18.6.	Notices. All notices shall be in writing and deemed given and received when delivered in person, by facsimile, email or by commercial courier service. Notices shall be addressed to each party at its address set forth above, or such other address as the recipient may have specified by earlier notice to the sender. Any notice shall operate and be deemed to have been served, if personally delivered sent by fax or email on the next following business day, and if by courier, on the fifth following business day.

IN WITNESS WHEREOF the parties have signed this Distribution Services Agreement as of the date hereinabove set forth.

Safe-Pack Products Ltd.	Save Foods Ltd.

By:	By:
Title:	Title:

Exhibit A

Products and Price List

Product 1 - PeroStar for the citrus industry

PeroStar price: $[**]/liter

Quantities – discount table
	More than	Price per Liter		Discount*		Price After Discount
PeroStar for citrus	500 liter	$	[**]	[**]	%	$	[**]
PeroStar for citrus	2,000 liter	$	[**]	[**]	%	$	[**]
PeroStar for citrus	5,000 liter	$	[**]	[**]	%	$	[**]
PeroStar for citrus	10,000 liter	$	[**]	[**]	%	$	[**]
PeroStar for citrus	20,000 liter	$	[**]	[**]	%		$9[**]

*The discount will be determined by the quantity sold in each calendar year.

In addition, following the collaboration in Save Foods pilots, Safe Pack will receive an additional discount in the next 3 citrus upcoming seasons as follow:

●	Season 2020-2021: [**]% discount

●	Season 2021-2022: [**]% discount

●	Season 2022-2023: [**]% discount

In no event shall the maximum discount exceed [**]%.

Exhibit B

THE TERRITORY

1.	The State of Israel including the Palestinian territories.

2.	Any other territory agreed upon in writing by the Parties.

Exhibit C

Product Protocol

PeroStar is added to fruit and vegetable wash water as a processing aid. It should be used before waxing as a post-harvest treatment for fruit and vegetable.

Target Crops/Produce: citrus fruit (grapefruit, lemons, limes, oranges, mandarins, clementines, tangelos, tangerines and pomelos).

Important note: prior to commercial use, it is important to test the compatibility of PeroStar with any new crop for the first time

Functional purposes of PeroStar

PeroStar acts as a processing aid and fulfils several functions. These functions are listed hereafter.

●	PeroStar keeps the process wash waters of fruit and vegetable at a stable relatively low pH.

●	Peracetic acid-based products are used as disinfectant in wash water. When used with peracetic acid-based products, PeroStar eliminates the strong odor of peracetic acid allowing a more friendly and safe working environment.

●	When used with peracetic acid-based products, PeroStar may optimize the efficacy of peracetic acid. When used with fungicides including imidazole fungicides such as imazillil, thiabendazole, etc. PeroStar may optimize the efficacy of fungicides.

●	PeroStar both helps to clean the fruit surface and can improve appearance of treated fruit by leaving a glossy finish on the outer skin of the fruit.

●	PeroStar Helps to extend shelf life.

The food acids used in this product do not leave any residues of toxicological concern on the treated produce surface and are all recognized by the FDA as GRAS (Generally Recognized As Safe).

Use Instructions:

PeroStar is a highly concentrated solution and must be diluted prior to use!

PeroStar can be applied at several locations on the packing line by either spraying, dipping or in a spray dip sequential combination.

It is recommended to use (co-inject) PeroStar (in combination) with Per Acetic Acid (PAA). The PAA should be applied according to its label and the relevant regulatory requirements.

When used with sprayers:

Dilute PeroStar with water from 1:800 to 1:1200 (190-290 ppm of lactic acid) according to the fruit variety, its ripening level and to conditions in orchard prior to picking.

When used in both cold and hot wash water tank (or flodder):

Dilute PeroStar with water from 1:1000 to 1:2200 (100-230 ppm of lactic acid) according to the fruit variety, its ripening level and to conditions in orchard prior to picking. For use in hot water wash take extra precaution when adding the product to the hot water.

When used in recirculation or once-through fruit washing system

PeroStar can be applied in recirculation or once- through fruit washing systems. When applying PeroStar in a recirculating system, it is important to monitor the liquid level. Once the level set by the operator declines by 0.5% from set level, add fresh use solution of PeroStar to the system.

Washing with clean potable water at end of process is not mandatory.

Rinse and clean circulation tank on a regular basis of at least once every 3 days or according to local tank and water conditions.

Dry all liquid residue from the fruit surface prior to waxing. The use of hot air blowers at this stage, prior to waxing or coating is recommended.

STORAGE - Store in original plastic container at 39 - 95°F (4 - 35°C)

DISPOSAL - Wastes resulting from the use of this product may be disposed of on site or at an approved waste disposal facility - Never reuse or refill PeroStar containers!

Container Disposal: Nonrefillable container

For plastic containers equal to or less than 50 lbs - Triple rinse container after emptying as follows: Empty the all the contents into application equipment or a mix tank and drain until completely empty. Fill the container ¼ full with water, recap and shake for at least 10 seconds. Pour rinsate into application equipment or the mix tank. Drain until dripping ceases. Repeat this procedure twice. Then either recycle or puncture and dispose of container in a sanitary landfill, or by incineration, or, if allowed by state and local authorities, by burning. Make sure to stay out of smoke when burning.

For plastic containers more than 50 lbs - Triple rinse container immediately after emptying its contents into application equipment or a mix tank as follows: Fill the container ¼ full with water. Recap and tighten cap. Tip container on its side while rolling it back and forward, complete at least a single revolution, and continue for at least 30 seconds. Stand the container on its end and then tip backwards and forward multiple times while repeating the process. Ensure that all insides of the containers have been thoroughly washed and rinsed. Empty the rinsate into application equipment or a mix tank or disposal tank. Repeat the entire process twice. Then either recycle or puncture and dispose of in a sanitary landfill, or by incineration, or, if allowed by state and local authorities, by burning. Make sure to stay out of smoke when burning.